FROM:     Lawrence A. Rand                                  Louis Lipschitz
          Kekst and Company                                 Toys "R" Us, Inc.
          437 Madison Avenue                                461 From Road
          New York, NY  10022                               Paramus, NJ  07652
          (212) 593-2655                                    (201) 368-5548

FOR:      Toys "R" Us, Inc.
          (NYSE: TOY)

                                                   FOR IMMEDIATE RELEASE
                                                   ---------------------

         TOYS "R' US REPORTS SALES FOR THE HOLIDAY SELLING SEASON:
         --------------------------------------------------------

          Board Authorizes $1 Billion Stock Repurchase Program
          ----------------------------------------------------

                         Stockholder Rights Plan
                         -----------------------

PARAMUS, NEW JERSEY, JANUARY 8, 1998 -- Toys "R" Us Inc. announced today that its sales for the Holiday selling season (nine weeks ended January 3, 1998) increased 6% (9% excluding the impact of foreign currency translation) to $4.5 billion, compared to $4.2 billion for the same period a year ago (nine weeks ended January 4, 1997). The Company also said that its sales for the forty-eight weeks ended January 3, 1998 rose 11% (14% excluding the impact of foreign currency translation) to $10.5 billion from $9.5 billion for the comparable period last year.

Michael Goldstein, Chief Executive Officer, stated, "Our comparable U.S.A. stores' sales increased to 5% for the 1997 Holiday selling season. These sales gains continue to be driven by the strength of the entire video game business as well as increases in many other categories including virtual pets, action figures, boys, playsets, diecast cars, computer software and plush. Year to date comparable store sale also increased 5%.

Internationally, we are pleased that our stores in Canada and Australia posted high single digit comparable store sales gains for the Holiday selling season and our stores in the United Kingdom and Central Europe also reported comparable stores sales increases. These sales gains were driven by the continued excitement in the video game category as well as our expanded juvenile assortment. Japan experienced a low single digit comparable store sales decrease while France and Spain also reported comparable stores sales decreases for the Holiday selling season. Year to date, six out of our seven major international markets; Canada, Australia, the United Kingdom, Japan, France and Central Europe experienced comparable store sales gains.

Our Kids "R" Us division had a comparable store sales increase for the month of December but comparable store sales decreased slightly for both the 9 week Holiday season and the year to date period. Babies "R" Us experienced an overall comparable store sales decline for the holiday season."

Mr. Goldstein further stated, "We are pleased that sales continue to be strong during the post Christmas period. The video game explosion which began in 1996 with the introduction of Nintendo 64 and Sony Playstation has carried through to 1997. Our hardware volume continues to grow and we increased our software business by over 50% during the Holiday season. The continuing popularity of this category represents great potential for us since we can expect sales of software for these platforms to continue for several years as we experienced during the 8 bit and 16 bit video game life cycles."

The Company also announced that its Board of Directors has authorized an additional investment of $1 billion to buy back shares of the Company's outstanding common stock over the next several years. The Company has approximately $94 million remaining on the $1 billion Stock Buy Back Plan that was announced in 1994. Under this plan, the Company has brought back slightly more than 28 million shares during the past 4 years. Mr. Goldstein stated "the repurchase of Toys "R" Us shares on the open market or in negotiated transactions will allow us to further increase shareholder value."

In addition, the Board of Directors adopted a Stockholder Rights Plan in which Rights will be distributed as a dividend at the rate of one Right for each outstanding share of Common Stock of the Company held by stockholders of record as of the close of business on January 22, 1998. The Rights Plan is intended to enable all Toys "R" Us, Inc. stockholders to realize the long-term value of their investment in the Company. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors. Rights will expire on January 22, 2008.

Each Right will initially entitle stockholders to buy one share of Common Stock for $175. The Rights will be exercisable only if a person or a group acquires ownership of 15% or more of the Common Stock or commences or announces an intention to commence a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Common Stock.

If any person becomes the beneficial owner of 15% or more of the Common Stock, then each Right not owned by such person or related parties will entitle its holder to purchase, at the Rights exercise price, shares of Common Stock (or, in certain circumstances as determined by the Board of Directors, cash or other securities) having a value of twice the Right's then current exercise price. In addition, if after any person holds 15% or more of the Common Stock, the Company is involved in a merger, consolidation or sale of more than 50% of its assets, earning power or cash flow, each Right will entitle the holder, other than such holder, to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

At the option of the Board of Directors, the Company will generally be entitled to redeem the Rights at $.01 per Right at any time until 10 days following a public announcement that a 15% position in the Common Stock has been acquired.

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


Following the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding Common Stock and prior to an acquisition of 50% or more of the Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Common Stock per Right.

Issuance of the Rights does not in any way affect the finances of the Company, interfere with the Company's operations or business plans, or affect earnings per share. The dividend is not taxable to the Company or its stockholders and does not change the way in which the Company's share may be traded.

Stockholders who wish to receive a copy of the Summary of the Rights Plan can do so by writing to the Company at 461 From Road, Paramus, New Jersey 07652,
Attention: Office of the Chief Financial Officer.

Toys "R" Us is the world's premier retailer or children's products currently operating 1,454 stores; 698 toy stores in the United States, 441 international toy stores, including franchise stores, 215 Kids "R" US children's clothing stores, 98 Babies "R" Us stores and 2 Kids World Stores.

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